Exhibit 99.1
News Release
Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.48022

Tengion Announces Reverse Stock Split

-- Stock to Begin Trading on a Split-Adjusted Basis on June 14, 2012 --

WINSTON-SALEM, NC, May 30, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced that its Board of Directors has approved a reverse split of its common stock at a ratio of 1-for-10.  The Company’s common stock will begin trading on a split-adjusted basis when the NASDAQ Capital Market opens on June 14, 2012.

The reverse stock split, which was approved by Tengion stockholders, is intended to enable Tengion to regain compliance with the NASDAQ minimum bid requirement to maintain the Company’s common stock listing on The NASDAQ Capital Market.  There can be no assurance that the reverse stock split will have the desired effect of raising or maintaining the closing bid price of the Company’s common stock.

The reverse split will reduce the number of outstanding shares of the Company’s common stock to approximately 2.5 million shares. Fractional shares as a result of the reverse stock split will be rounded up to the next whole number. Proportional adjustments will be made to Tengion’s outstanding warrants and stock options. The Company’s authorized shares will remain unchanged.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to whether the reverse stock split will be sufficient to regain compliance with NASDAQ’s minimum bid price requirement.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.